UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2022

Iconic Brands, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-227420	13-4362274
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Seabro Avenue

Amityville, New York 11701

(Address of Principal Executive Offices)

(631) 464-4050

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Tom Martin as Interim Chief Executive Officer

Effective July 1, 2022, the board of directors of Iconic Brands, Inc. (“Iconic,” “we,” “our,” or “us”) appointed Tom Martin, the President and Chief Operating Officer of TopPop LLC, our wholly-owned subsidiary (“TopPop”), as our interim chief executive officer following the resignation of Larry Romer.

Mr. Martin, 62, joined Iconic in July 2021 as part of Iconic’s acquisition of TopPop. Mr. Martin brings over 40 years of experience in the primary and secondary packaging industry. As Iconic’s Interim Chief Executive Officer, he is expected to leverage his experience to help us pivot from our historical focus on adult beverage and celebrity branding, to a focus on the innovation, development and delivery of alcohol and non-alcohol beverages, foods and frozen treats.

Mr. Martin co-founded TopPop, and has been its President and Chief Operating Officer since its incorporation in 2019. Mr. Martin has been in the primary and secondary packaging industry for over 40 years. From 1991 to 1997, Mr. Martin served as Director for the printing, contract packaging and machine groups at Sancoa International. In 1997, he co-founded Slate Packaging, where he served as President and Chief Executive Officer until 2005, where he built a printing, equipment and contract packaging business that was later sold to a large Kansas City printing company. From 2005 to 2012, Mr. Martin was an Executive Vice President at Klocke of America, a food, cosmetic and health care contract manufacturing business. From 2012 to 2019, he was employed at Universal Synergetic dba THEM of NJ, as Vice President and General Manager, where he produced ready-to-use, single-format retail food, beverage, liquor and cosmetic products. Mr. Martin holds an AAS degree in Engineering from Rutgers University in Camden, New Jersey.

In his capacity as Interim Chief Executive Officer, Mr. Martin will continue to receive the same compensation and benefits to which he is entitled under his current employment agreement, dated July 26, 2021 (the “Employment Agreement”). Under the Employment Agreement, he is entitled to a salary at an annual rate of $250,000, which may be increased each year at the discretion of Iconic.

The Employment Agreement is for a term of two years from the date thereof, at which time such Employment Agreement shall automatically renew for an additional two years, unless either party provides written notice to the other prior to the end of the then-current term. Either Iconic or Mr. Martin may terminate the Employment Agreement at any time for any reason or no reason, with or without Cause (as defined in the Employment Agreement), by written notice to the other party. Upon a termination by Iconic without Cause or Mr. Martin’s resignation for Good Reason (as defined in the Employment Agreement), Iconic shall continue to pay Mr. Martin his then-current base salary for 12 months following such termination. The Employment Agreement also includes customary provisions relating to confidentiality, non-competition and non-solicitation.

The foregoing summary of the Employment Agreement is qualified in its entirety by the copy of such Employment Agreement filed as Exhibit 10.1 hereto. Readers should review the Employment Agreement for a complete understanding of the terms and conditions contained therein.

There are no family relationships between Mr. Martin and any of our directors or other executive officers, nor are there any transactions to which we were or are a participant and in which Mr. martin has a material interest subject to disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Martin and any other person pursuant to which she was selected as an officer of Iconic.

Resignation of Larry Romer as Chief Executive Officer

Effective June 30, 2022, Larry Romer resigned as the Chief Executive Officer of Iconic, to pursue other opportunities. Under the terms of his employment agreement dated July 26, 2022, Mr. Romer is entitled to receive any unearned amounts of his salary through the date of termination to the extent not yet already paid, and any unreimbursed business expenses payable to him.

Mr. Romer’s decision to resign as Chief Executive Officer was not related to any disagreements with the Company on any matter relating to its operations, policies or practices or any issues regarding financial disclosures, accounting or legal matters.

2

Item 8.01 Other Information.

On July 7, 2022, we issued a press release announcing the appointment of Mr. Martin as Interim Chief Executive Officer and the departure of Mr. Romer. A copy of the press release is attached as Exhibits 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information under this Item 8.01, including Exhibit 99.1, is deemed “furnished” and not “filed” under Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated July 26, 2021, between Iconic Brands, Inc. and Tom Martin
99.1	Press Release, dated July 7, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICONIC BRANDS, INC.

Date: July 7, 2022	/s/ David Allen
Name: David Allen
Title: Chief Financial Officer

4